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                       Cogeneration Corporation of America
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

                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE

                  CogenAmerica Files Solicitation in Opposition
                   to Proxy Statement of NSP's NRG Energy Unit

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Minneapolis, MN, October 12, 1998 - The Committee of Independent Directors of
Cogeneration Corporation of America (CogenAmerica) (Nasdaq: CGCA) today filed a solicitation in opposition to the proxy statement and consent statement of NRG Energy, Inc. (NRG), a wholly-owned subsidiary of Northern States Power (NSP).

The filing said that CogenAmerica, its three independent directors, Lawrence I. Littman, Spyros S. Skouras, Jr. and Charles J. Thayer, and its chief executive officer, Robert Sherman, "believe that it is not in the interest of the company or the company's public stockholders who own a majority of the company's stock and who are not affiliated with NSP that Robert Sherman be removed as a director of the company which would result in NSP's NRG unit taking control of the Board of Directors and eventually the day to day operations of the company."

The independent directors gave a number of reasons for opposing the attempt by NSP to remove Sherman as a director. The filing said, "Because NRG and (CogenAmerica) are competitors in the same market for new projects, there is an inherent conflict of interests between NSP's NRG unit and (CogenAmerica's)
public shareholders. . . .If NSP gains control of the board of directors of the company, it will be in a position to acquire projects at the expense of the company without the check of a meaningful independent voice -- neither in management nor on the board."

The independent directors said that Sherman has worked together with them to "monitor NSP's and NRG's actions and to protect the interests of the company and its public shareholders. . . NRG has consistently offered the company projects for purchase under the Co-Investment Agreement at prices significantly in excess of fair market value." The filing cited a number of instances where Sherman did not recommend acceptance of the terms that NRG attempted to impose on CogenAmerica. The filing said that in doing so, Sherman's action saved CogenAmerica's public shareholders several million dollars.

The committee of independent directors is a standing committee of CogenAmerica's Board of Directors that was created under the company's bylaws at the time the company emerged from bankruptcy in April 1996. The committee of Independent Directors oversees certain relationships between the company and NRG Energy. The committee is composed of Spyros S. Skouras, Jr., Lawrence Littman and Charles Thayer. A description of the committee and its members and their relationship to the company is contained in the company's most recent annual proxy statement on file with the SEC.

CogenAmerica and its subsidiaries develop and own cogeneration projects that produce electricity and thermal energy for sale to industrial and commercial users and public utilities. Approximately 45% of the outstanding common shares of CogenAmerica are owned by NRG Energy, a wholly-owned subsidiary of Northern States Power Company (NYSE: NSP).

For additional information contact Frank N. Hawkins, Jr. or Julie Marshall at Hawk Associates, Inc. (305) 852-2383. Copies of CGCA press releases, SEC filings, current price quotes and other valuable information for investors may be found on the website http://www.hawkassociates.com